Exhibit 4.7

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Performance Unit and Performance Share Award Agreement

You are hereby awarded a Performance Unit and Performance Shares subject to the terms and conditions set forth in this agreement (“Award Agreement” or “Award”), and in the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “Plan”), which is attached as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. Terms beginning with initial capital letters within this Agreement have the meanings set forth in the Plan (or in this Award Agreement, if defined herein).

This Award is conditioned on your execution of this Award Agreement within ten (10) days after the Grant Date specified in Section 1 below. By executing this Award Agreement, you will be irrevocably agreeing that all of your rights under this Award will be determined solely and exclusively by reference to the terms and conditions of the Plan, subject to the provisions set forth below. As a result, you should not execute this Award Agreement until you have (i) carefully considered the terms and conditions of the Plan and this Award (including all of the attached Exhibits), and (ii) consulted with your personal legal and tax advisors about all of these documents.

1.	General Terms of Your Award

Name of Participant

Grant Date

Recapture and Recoupment	☒ Section 14 of the Plan regarding Termination, Rescission, and Recapture shall apply to this Award. ☒ Section 15 of the Plan regarding Recoupment shall apply to this Award.

2.

Performance Unit. The Performance Unit portion of your Award is being granted pursuant to Section 9(b) of the Plan, and shall have the terms set forth in the table below, subject, absolutely, to the terms of the Plan and to the Committee’s discretion to interpret the Plan and this Award in any manner that the Committee may deem reasonably necessary or appropriate in order for this Award to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code, and associated tax regulations and rulings. The Performance Unit portion of your award provides that you may qualify to receive an amount of cash that falls within the range specified in the table below, such amount to be determined based on the extent to which, if at all, the Performance Measure(s) for such Award is achieved determined by applying the Performance Formula(e) against such Performance Measure(s) for the Performance Period.

Range in Amount of Cash	Threshold: Target: Maximum:	$ $ $
Performance Period

Performance Measure(s)	See Exhibit C attached hereto.

Performance Formula(e)	See Exhibit C attached hereto.

Accelerated Vesting	Not permitted (mainly to qualify for exemption under Code Section 162(m) regulations).

3.

Performance Shares. The Performance Shares portion of your award provides that you may qualify to receive, subject to further vesting, a number of Shares (“Performance Shares”) with a value that falls within the range of values specified in the table below, such value to be determined based on the extent to which, if at all, the Performance Measure(s) for such Award is achieved determined by applying the Performance Formula(e) against such Performance Measure(s) for the Performance Period. The Performance Shares portion of your Award is being granted pursuant to Section 9(b) of the Plan, and shall have the terms set forth in the table below, subject, absolutely, to the terms of the Plan and to the Committee’s discretion to interpret the Plan and this Award in any manner that the Committee may deem reasonably necessary or appropriate in order for this Award to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of this Code, and associated tax regulations and rulings.

Range in Value of Performance Shares	Threshold: Target: Maximum:	$ $ $

Performance Period	[January 1, 2012 to December 31, 2012]

Performance Measure(s)	See Exhibit D attached hereto.

Performance Formula(e)	See Exhibit D attached hereto.

Pricing Date to Determine Number of Shares (“Pricing Date”)

Date the Compensation Committee determines the number of Shares, if any, you may qualify to receive, subject to further vesting (“Shares Subject to Further Vesting”), based on the extent to which, if all, the Performance Measures have been achieved determined by applying the Performance Formula(e) against the Performance Measure(s) for the Performance Period. [Fifty] percent [50]% of any Shares Subject to Further Vesting will be subject to time-based vesting, and [fifty] percent [50]% of any Shares Subject to Further Vesting will be subject to performance-based vesting, as set forth below.

Vesting Schedule for Further Vesting with Respect to Time-Based Vesting Portion of Award	[[Fifty] percent ([50]%) of any Shares Subject to Further Vesting will vest in equal annual installments over the three-year period commencing on January 1, 2013 and ending on December 31, 2015]

Deferral Elections	☐ Not Permitted. ☐ Permitted through an election using the form attached as Exhibit F.

Performance Period for Further Vesting with respect to Performance-Based Vesting Portion of Award	[[Fifty] percent ([50]%) of any Shares Subject to Further Vesting will be subject to performance-based vesting over the four-year period commencing on January 1, 2013 and ending on December 31, 2016]

Performance Measure(s) for Determining Further Vesting	See Exhibit E attached hereto.

Performance Formula(e) for Further Vesting	See Exhibit E attached hereto.

Deferral Elections	☐ Not Permitted. ☐ Permitted through an election using the form attached as Exhibit F.

Accelerated Vesting	Not permitted (mainly to qualify for exemption under Code Section 162(m) regulations).

4.

Issuance of Performance Shares. If you qualify to receive Performance Shares that remain subject to further vesting, the stock certificates evidencing such Shares that will be issued as of the Pricing Date will bear the following legend that shall remain in place and effective until all other vesting restrictions lapse and new certificates are issued pursuant to Section 7(b) below:

“The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Capital Trust, Inc. 2011 Long-Term Incentive Plan , and in any rules and administrative procedures adopted pursuant to such Plan and in a related Award Agreement. A copy of the Plan, such rules and procedures and such Award Agreement may be obtained from the Secretary of Capital Trust, Inc.”

5.

Unvested Performance Shares. You will be reflected as the owner of record on the Company’s books and records of any Performance Shares issued pursuant to this Award Agreement upon the achievement of the Performance Measure(s). The Company will hold the stock certificates for safekeeping until such Shares have become vested and non-forfeitable. You must deliver to the Company, as soon as practicable after the date any Performance Shares are issued, a stock power, endorsed in blank, with respect to any such Shares. If you forfeit any Performance Shares, the stock power will be used to return the certificates for the forfeited Shares to the transfer agent for cancellation. As the owner of record of any Performance Shares you qualify to receive pursuant to this Award Agreement, you will be entitled to all rights of a stockholder of the Company, including the right to vote the Shares and the right to the payment of any dividends pursuant to Section 6 below.

6.

Dividends. You shall have Dividend Equivalent Rights with respect to all Shares Subject to Further Vesting, and Section 10 of the Plan shall determine your right to collect any cash dividends or Share dividends that are declared and paid to the holders of Shares between the Pricing Date and each further vesting date or, as applicable, deferred settlement date upon which you are entitled to receive Shares to settle this Award; provided that any dividends that are declared and paid in cash to the holders of Shares between the Pricing Date and each further vesting date shall be paid out to you in cash on the date set for payment of dividends to stockholders, unless the payment of such dividends has been deferred through your election made pursuant to Exhibit F.

7.	Vesting.

(a)

After the Performance Period for the Performance Unit, if you qualify to receive an amount of cash pursuant to the Performance Unit as determined and calculated by the Committee, you shall be paid such cash amount in conformity with the Company’s bonus payment practices generally applicable to senior executives of the Company.

(b)

If you qualify to receive any Performance Shares, subject to further vesting, as the further vesting restrictions become satisfied over time or upon satisfaction of the relevant Performance Measures, the Company shall cause new stock certificates for the Performance Shares so vested to be delivered to you, with such legends as the Company determines to be appropriate. New certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

8.	CTIMCO Change in Control.

(a)

As a condition to the consummation of any CTIMCO Change in Control (as defined below), the Company shall cause the successor or acquiror in the merger, consolidation or other acquisition with or of CTIMCO (the “CTIMCO Successor”) to assume this Award so that the CTIMCO Successor shall become bound by all of the Company’s obligations hereunder. Your right to cash and Shares shall continue to vest in accordance with Sections 2 and 3 hereof, provided that you are employed by the CTIMCO Successor or its Affiliates at the time of such vesting. The term “CTIMCO Change in Control” shall have the same meaning as the term Change in Control substituting “CTIMCO” (as defined below) for “Company” mutatis mutandis for purposes of interpretation. “CTIMCO” means CT Investment Management Co., LLC.

(b)

As a condition to the consummation of any Successor Change in Control (as defined below), the CTIMCO Successor shall cause the successor or acquiror in the merger, consolidation or other acquisition transaction (the “Successor’s Successor”) to assume this Award so that the Successor’s Successor shall become bound by all of the Company’s obligations hereunder. Your right to cash and Shares shall continue to vest in accordance with Sections 2 and 3 hereof, provided that you are employed by the Successor’s Successor or its Affiliates at the time of such vesting. The term “Successor Change in Control” shall have the same meaning as the term Change in Control substituting “Successor’s Successor” (as defined herein) for “Company” mutatis mutandis for purposes of interpretation.

9.

Restrictions on Transfer of Award. This Award may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee, except as provided in Section 12(a) of the Plan. Notwithstanding the foregoing, you may transfer this Award Agreement:

(i)	by instrument to your Immediate Family;

(ii)	by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to your designated Beneficiaries; and

(iii)	by gift to charitable institutions.

Any transferee of your rights shall succeed to and be subject to all of the terms of this Award Agreement and the Plan.

10.

Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underlying Shares. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit G (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company. To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

11.

Taxes. Except to the extent otherwise specifically provided in an employment or consulting agreement between you and the Company or its Affiliates, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes)), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

12.

Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered: (i) electronically, (ii) personally, (iii) by certified mail, return receipt requested, or (iv) by an internationally recognized overnight courier (e.g., FedEx). In the case of delivery pursuant to clauses (i), (iii) and (iv) of the immediately preceding sentence, addressed to as follows:

(a)	if to you, at the last address that the Company had for you on its records;

(b)	if to the Company, to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022, attention: Chief Financial Officer.

Any such notice shall be deemed to be given as of the date such notice (i) is delivered personally, (ii) is delivered electronically (if a business day and, if not a business day, on the next business day), (iii) on the second business day following the date sent by internationally recognized overnight courier and (iv) on the fourth business day after deposited in the mail if sent by certified mail. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.

13.

Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legatees, legal representatives, successors, permitted transferees, and permitted assigns.

14.

Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 18 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement.

15.

Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

16.

Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.

Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

18.

Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Award will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

19.

Securities Law Prospectus and Restrictions. By executing this Award Agreement you acknowledge that you have received a copy of the Prospectus describing the Plan. A copy of the Plan’s Prospectus is attached as Exhibit B. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

20.

Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

21.

Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award shall be unenforceable if any provision of the preceding section (Not a Contract of Employment) is illegal, invalid, or unenforceable.

22.

Employment Agreement Provision [OPTION IF EMPLOYEE HAS AN EMPLOYMENT AGREEMENT] By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under Section             of your employment agreement with the Company and             , dated as of             , 20        .

23.

Long-term Consideration for Award. [OPTIONAL] The terms and conditions set forth in Exhibit H are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Exhibit H, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit H, shall cause this Award to become null, void, and unenforceable.

24.

Governing Law. The laws of the State of New York shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award and the Plan.

CAPITAL TRUST, INC.

By:
Name:

Title:

PARTICIPANT

By:
Name:
Title:

EXHIBIT A

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Document

A-1

EXHIBIT B

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Prospectus

B-1

EXHIBIT C

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Performance Measures and Performance Formula for Performance Unit

	September 30,	September 30,	September 30,	September 30,
Performance Measure	Threshold	Target	Maximum	Weight

Range of Award Amounts for Use in Calculation

	September 30,	September 30,
Threshold Award Amount	Target Award Amount	Maximum Award Amount

Performance Formula:

[•]

C-1

EXHIBIT D

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Performance Measures and Performance Formula for Performance Shares

	September 30,	September 30,	September 30,	September 30,
Performance Measure	Threshold	Target	Maximum	Weight

Range of Award Values for Use in Calculation

	September 30,	September 30,
Threshold Award Value	Target Award Value	Maximum Award Amount

Performance Formula:

[•]

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EXHIBIT E

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Performance Measures and Performance Formula to Determine Vesting of Shares Subject to Further Performance-Based Vesting

	September 30,	September 30,	September 30,	September 30,
Performance Measure	Threshold	Target	Maximum	Weight

Range of Award Values for Use in Calculation:

	September 30,	September 30,
Threshold Award Value	Target Award Value	Maximum Award Amount

Performance Formula for Further Vesting:

[•]

E-1

EXHIBIT F

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Deferral and Distribution Election

(if allowed under Section 1 of the Performance Unit and Performance Share Award Agreement)

DEFERRAL AND DISTRIBUTION ELECTION (the “Election”), made this             day of             , 200        , by me, as the undersigned participant in the above-referenced plan (the “Plan”) that is sponsored by Capital Trust, Inc. (the “Company”).

WHEREAS, I have received an Award of Performance Units and Performance Share Awards pursuant to an Award Agreement dated             , 201            (my “Performance Award”) that permits me to make a deferral election pursuant to Section 7(e) of the Plan, and I desire to make such an election subject to the terms and conditions hereof.

NOW, THEREFORE, I hereby elect as follows, and the Company agrees to be bound by the terms of my elections herein effective immediately, provided that, within 30 days after the Grant Date set forth in my Performance Award, I provide an executive officer of the Company (other than myself) with an original copy of my completed and fully-executed Election herein:

1. Defined Terms. Terms beginning with initial capital letters within this Election have the special meaning defined in the Plan or my Performance Award (or in this Election for definitions set forth herein).

2. Provisions Incorporated by Reference. The terms of my Performance Award are incorporated herein by reference.

3. Term of Election. This Election and the provisions of my Performance Award and the Plan constitute the entire agreement between me and the Company regarding this matter, and will continue in full force and effect until and unless I execute a superseding distribution election pursuant to Section 8(c)(ii) of the Plan.

4. Performance Shares being Deferred. I hereby elect to defer the receipt of             percent (        %) of the Performance Shares that would otherwise be transferred to me more than 12 months after the date of this deferral election (or upon my earlier death). I understand and recognize that pursuant to this Election, the Company agrees to credit me on its books and records with Shares pursuant to the terms and conditions of Section 8 of the Plan. Notwithstanding this deferral election, whenever the Company pays cash dividends to its shareholders between the Pricing Date and each further vesting date, I elect with respect to any DSUs credited pursuant to this Agreement and any Performance Shares subject to further vesting –

☐	to receive an immediate cash payment equal to the product of (i) the sum of the DSUs and Performance Shares subject to further vesting then credited to my account and (ii) the per Share dividend, or

☐	to receive additional DSU credits having a Fair Market Value (determined as of the date of any such dividend) equal to the cash that I would have received if I had so elected above.

For purposes of this Agreement, “Fair Market Value” means, as of any date (the “Determination Date”): (i) the closing sales price of a Share on the New York Stock Exchange, the NASDAQ or the American Stock Exchange (each, an “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on an Exchange but is otherwise traded in the over-the-counter market, the mean between the representative bid and asked prices on the Determination Date; or (iii) if subsections (i) and (ii) do not apply, the fair market value established in good faith by the Committee.

5. Settlement of Performance Shares . The Company agrees to settle my DSUs through issuing unrestricted Shares (with cash being paid in lieu of fractional Shares) in accordance with the earliest to occur of the events determined pursuant to my elections in the following schedule:

Event	Form of Distribution	Time of Distribution

My Death	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

My Disability	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

My Other Separation from Service	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

Change in Control	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

Specified Date	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	Date: , .

Note: the term “Separation from Service” means the first to occur of a termination of your Continuous Service, or your “separation from service” within the meaning of Code Section 409A and associated rulings and regulations (with such separation being presumed to occur if based on a 50% or more reduction in your service, as determined thereunder).

6. Taxes. By signing this Election, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor any of its officers, directors, employees, or other service providers shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes.

The Committee shall nevertheless have the discretion (i) to condition any issuance of Shares on my satisfaction of applicable employment and withholding taxes; (ii) to unilaterally interpret this Election in any manner that conforms with the requirements of Section 409A of the Code; (iii) to modify or void any election of mine to the extent it would violate Section 409A of the Code, and (iv) for any distribution election that would violate Section 409A of the Code, to defer distributions pursuant hereto until the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is duly elected by me.

7. Effect of This Election. I recognize and agree that the Company will honor the terms and conditions of this Election, subject to any provisions of the Plan or my Performance Award that are not patently inconsistent herewith.

IN WITNESS WHEREOF, I have made this election on the day and year first above-written.

PARTICIPANT

My Signature:

My Printed Name:

EXHIBIT G

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Awards designated below that I have received pursuant to the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards. This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive under the Plan.

☐	the Award that I received pursuant to an award agreement dated , between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this
day of , 20_
Notary Public
County of
State of

G-1

EXHIBIT H

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Long-Term Consideration and

Company Recovery for Breach

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as its             [include job title or description] who will advance and promote the Company’s business interests and objectives. Accordingly, you agree that this Award shall be subject to the terms and conditions set forth in Section 14 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a) Fiduciary Duty. During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b) Confidential Information. You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective clients; the identity of key contacts at such clients; clients’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its clients and prospective clients. You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c) Non-Solicitation of Clients. You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing clients of the Company and new clients obtained by the Company during your employment. You understand and agree that all efforts expended in soliciting and servicing such clients shall be for the permanent benefit of the Company. You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s clients. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

H-1

(d) Non-Solicitation of Employees. You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e) Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Performance Units and Performance Shares in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)

recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(f) Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.

H-2